Exhibit 10.9

JANUS HENDERSON GROUP PLC

SECOND AMENDED AND RESTATED INCOME DEFERRAL PROGRAM

(effective May 30, 2017)

ARTICLE I — INTRODUCTION

The name of the Plan is Janus Henderson Group plc Second Amended and Restated Income Deferral Program (as may be amended from time to time, the “Plan”).  Janus Capital Group Inc. (“JCG”) established the Plan effective November 9, 2004. The Plan was subsequently amended effective each of December 7, 2004, December 15, 2006 and April 30, 2007, amended and restated in its entirety effective January 22, 2008, and amended effective each of July 19, 2010 and December 12, 2016.

On October 3, 2016, JCG entered into an Agreement and Plan of Merger (the “Merger Agreement”) by among JCG, Henderson Group plc (the “Company” or “Henderson”) and Horizon Orbit Corp., pursuant to which, among other things, as of the Effective Time (as defined in the Merger Agreement), Horizon Orbit Corp. will merge with and into JCG, with JCG being the surviving corporation and a wholly-owned subsidiary of Henderson (the “Merger”). Pursuant to the Merger Agreement, as of the Effective Time, (i) Henderson shall change its name to “Janus Henderson Group plc” and shall list its ordinary shares on the New York Stock Exchange, (ii) Henderson  has elected to assume sponsorship of the Plan, to be amended and restated as set forth herein, effective as of the Effective Time and contingent on the consummation of the Merger.

The Plan is hereby amended and restated in its entirety, as set forth herein, effective as of May 30, 2017 (the “Effective Date”), provided, however, the Plan as amended and restated herein is contingent on the consummation of the Merger, and shall automatically terminate and be of no force and effect (with the Plan as in effect as of immediately prior to the Effective Time remaining in full force and effect) upon the termination of the Merger Agreement.

The Plan is intended to permit eligible employees to defer base pay, periodic incentive compensation and certain awards made under its compensation programs. This document sets forth the terms of the Plan, specifying the group of employees of the Company and certain affiliated employers who are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.

ARTICLE II — DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01        Account:

The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.02. The Plan Administrator may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02        Base Compensation:

An Eligible Employee’s annual rate of base salary as of the first day of the Plan Year, to the extent paid in U.S. dollars from an Employer’s U.S. payroll, determined before reduction for compensation deferred pursuant to the Plan or any other plan of deferred compensation maintained by an Employer, including, without limitation, any such plan maintained in accordance with Code section 401(k), 125, or 132(f), as determined by the Plan Administrator; provided, however, that no such amount shall be treated as Base Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

2.03        Beneficiary:

The person or persons properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death. In the case of a Participant who has a spouse on the date of his or her death, a designation of a Beneficiary other than such spouse shall only be effective if such spouse has provided written consent to the designation that is witnessed by a notary public. In addition, the designation must meet such other standards as the Plan Administrator shall require from time to time. If no designation is validly in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her spouse. If the Participant has no spouse or if the Participant’s spouse has predeceased the Participant, then the Participant’s Beneficiary shall be his or her children (paid on a per stirpes basis). If the Participant has no children or if the Participant’s children have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.04        Bonus Compensation:

An Eligible Employee’s adjusted annual cash incentive award under his or her Employer’s annual incentive or performance plan, to the extent paid in U.S. dollars from an Employer’s U.S. payroll; provided, however, that no such amount shall be treated as Bonus Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code. An Eligible Employee’s annual incentive or performance awards shall be adjusted to reduce them for applicable tax withholdings, authorized deductions (including deductions for a qualified retirement plan under Code section 401(a), a cafeteria plan under Code section 125 and charitable donations), tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of such awards available for deferral.

2.05        Change in Ownership:

A change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Reg. 1.409A-3(i)(5).

2.06        Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.07        Common Stock:

The ordinary shares, $1.50 par value, of the Company.

2.08        Company:

Term the Company shall have the meaning given to it in Article 1, and shall include the Company’s permitted successors and assigns.

2.09        Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and Equity Compensation respectively and, as applicable, earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.10        Disability:

A Participant shall be considered to suffer from a Disability if, in the judgment of the Plan Administrator, the Participant:

(a)           Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)           Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

2.11        Distribution Date:

Distribution Date shall have the same meaning as Valuation Date; provided, however, if the Valuation Date is more frequent than once per month, the Distribution Date shall mean the first day of each month.

2.12        Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Base Compensation, Periodic Incentive Compensation, Bonus Compensation and Equity Compensation to be deferred pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator may adopt such technologies, including voice response systems, emails, electronic forms and internet or intranet sites, as it deems appropriate from time to time.

2.13        Eligible Employee:

The term, Eligible Employee, shall have the meaning given to it in Section 3.01(b).

2.14        Employee:

Any person who is: (a) classified by his or her Employer as a common-law employee, and (b) receiving remuneration that is paid in U.S. dollars from an Employer’s U.S. payroll for personal services rendered in the employment of an Employer.

2.15        Employer:

Each division of the Company and each of the Company’s subsidiaries and affiliates (if any) that is currently designated by the Plan Administrator as an employer that is participating in the Plan for the benefit of its Employees.

2.16        Equity Compensation:

An Eligible Employee’s annual equity award under his or her Employer’s annual incentive or performance plan, to the extent designated to be paid in restricted shares of Common Stock or Restricted Stock Units denominated in Company Common Stock.

2.17        ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18        Key Employee:

Any Eligible Employee or former Eligible Employee who, as of December 31st of the Plan Year preceding the Plan Year in which the employee incurs a Separation from Service, is: (a) an officer of the Employer or an Affiliate of the Employer who maintains a “Vice

President 4” or higher office (or equivalent designation) as defined by the Human Resources Department of the Company; (b) a 5 percent owner of the Employer; (c) 1-percent owner of the Employer having annual compensation of more than $150,000; or (d)  otherwise a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code.

2.19        Long-Term Incentive Plan:

The Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Plan, as may be amended from time to time, or any successor plan that is recognized by the Plan Administrator as eligible for deferral for purposes of this Plan.

2.20        Misconduct:

(a)           Before the occurrence of a Change of Control (as defined below), unless otherwise provided through specific terms included in an Election Form by authorization of the Plan Administrator, any one or more of the following, as determined by the Plan Administrator:

(1)           A Participant’s commission of a crime which, in the judgment of the Plan Administrator, resulted or is likely to result in damage or injury to the Company or a Subsidiary;

(2)           The material violation by the Participant of written policies of the Company or a Subsidiary;

(3)           The habitual neglect or failure by the Participant in the performance of his or her duties to the Company or a Subsidiary (but only if such neglect or failure is not remedied within a reasonable remedial period after Participant’s receipt of written notice from the Company which describes such neglect or failure in reasonable detail and specifies the remedial period); or

(4)           Action or inaction by the Participant in connection with his or her duties to the Company or a Subsidiary resulting, in the judgment of the Plan Administrator, in material injury to the Company or a Subsidiary; and

For purposes of this subsection and subsection (b) below, the term “Change of Control” shall have the meaning that is assigned to such term under the Long-Term Incentive Plan.

(b)           From and after the occurrence of a Change of Control, unless otherwise provided through specific terms included in an Election Form by the Plan Administrator, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Plan Administrator:

(1)           Participant’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material damage or injury, financial or otherwise, to the Company;

(2)           A demonstrably willful and deliberate act or failure to act which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes material damage or injury, financial or otherwise, to the Company (but only if such act or inaction is not remedied within 15 business days of Participant’s receipt of written notice from the Company which describes the act or inaction in reasonable detail); or

(3)           The consistent gross neglect of duties or consistent wanton negligence by the Participant in the performance of the Participant’s duties (but only if such neglect or negligence is not remedied within a reasonable remedial period after Participant’s receipt of written notice from the Company which describes such neglect or negligence in reasonable detail and specifies the remedial period).

2.21        Participant:

Any Eligible Employee who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account (including, as applicable, any former Employee who has an Account at the time the Employee terminated employment). An active Participant is one who is currently deferring under Section 4.01.

2.22        Performance-Based Compensation:

Any performance-based compensation (within the meaning of Reg. 1.409A(a)-1(4d)3ii)) based on services performed over a period of at least 12 months; provided, however, that no such amount shall be treated as Performance-Based Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

2.23        Periodic Incentive Compensation:

An Eligible Employee’s adjusted periodic cash incentive, commission or performance award under his or her Employer’s incentive, commission or performance plan, to the extent paid in U.S. dollars from an Employer’s U.S. payroll; provided, however, that no such amount shall be treated as Periodic Incentive Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code. An Eligible Employee’s periodic incentive, commission or performance awards shall be adjusted to reduce them for applicable tax withholdings, authorized deductions (including deductions for a qualified retirement plan under Code section 401(a), a cafeteria plan under Code section 125 and charitable donations), tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of such payments or awards available for deferral.

2.24        Permissible Events:

The events that may be selected by a Participant to terminate a period of deferral and to trigger a Plan distribution ( i.e., a Separation from Service); provided that the event is a permissible payment event under Section 409A of the Code.

2.25        Plan:

The term, Plan, shall have the meaning given to it in Article I.

2.26        Plan Administrator:

The term, Plan Administrator, means the Plan Committee or its permitted delegates.

2.27        Plan Committee:

The Board or a committee appointed by the Board to administer the Plan (“Plan Committee”). To the extent the Board considers it desirable to comply with or qualify under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or meet the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, the Plan Committee shall consist of two or more directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The number of members of the Plan Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in securities (including derivative securities) of the Company pursuant to the Plan to satisfy such conditions of Rule 16b-3 of the Exchange Act as then in effect. The Board or the Plan Committee may appoint and delegate to another committee consisting of one or more persons any or all of the authority of the Board or the Plan Committee, as applicable, with respect to Accounts, other than to Participants who are subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company at the time any such delegated authority is exercised.

2.28        Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.29        Restricted Stock Unit:

A bookkeeping entry representing the equivalent of one share of Common Stock that is payable in the form of Common Stock, cash, or any combination of the foregoing. Restricted Stock Units shall be granted under the Long-Term Incentive Plan and shall be subject to the terms thereof.

2.30        Retirement:

Separation from Service with the Company and all affiliates (other than for Misconduct) after attaining eligibility for retirement. A Participant attains eligibility for retirement when he or she attains: (i) at least age 55 with 10 or more years of service, or (ii) at least age 65.

2.31        Section 409A:

Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.32        Separation from Service:

A Participant’s separation from service with the Company, all Employers and all other Company subsidiaries and affiliates, and which meets the requirements of Section 409A(a)(2)(A)(i).

2.33        Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from —

(a)           An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant;

(b)           Loss of the Participant’s property due to casualty; or

(c)           Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii).

2.34        Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. As of the Effective Date, the Valuation Dates are March 31, June 30, September 30 and December 31. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values are determined as of the close of a Valuation Date or, if such date is not a business day, as of the close of the immediately preceding business day.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.01        Eligibility to Participate.

(a)           Only Eligible Employees shall be eligible to defer compensation under this Plan. During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Employee.

(b)           An “Eligible Employee” shall mean any Employee who is currently classified by the Plan Administrator as satisfying one or more of the following eligibility criteria:

(1)                                 an officer of the Employer who maintains a “Vice President 4” or higher office (or equivalent designation) as defined by the Human Resources Department of the Company;

(2)                                 a portfolio manager of a Company mutual fund, private account, or commingled fund;

(3)                                 a senior sales representative having annual compensation greater than $1,000,000; and

(4)                                 a senior officer of a Company subsidiary that is specifically designated to be eligible by the Plan Administrator.

Notwithstanding the preceding sentence, from time to time the Plan Administrator may modify, limit or expand the class of Eligible Employees eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Eligible Employees.

(c)                                 Each Eligible Employee becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Eligible Employee to the Plan Administrator in accordance with Section 4.01.

3.02                       Termination of Eligibility to Defer.

A Participant’s eligibility to make future deferrals under Section 4.01 shall terminate upon the date he or she ceases to be an Eligible Employee who is described in either the first or second sentence of Section 3.01(b). After termination of an individual’s eligibility to make future deferrals under the Plan, the individual shall be an inactive Participant in this Plan.

3.03                       Termination of Participation.

An individual, who is a Participant (whether active or inactive) under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV — DEFERRAL OF COMPENSATION

4.01                       Deferral Elections.

(a)                                 Each Eligible Employee may make an election to defer under the Plan any whole percentage of his or her Base Compensation (up to 70%), Periodic Incentive Compensation (up to 100%), Bonus Compensation (up to 100%), and Equity Compensation (up to 100%) in the manner described in Section 4.02. With respect to Periodic Incentive Compensation and Bonus Compensation, the Participant may specify two alternative deferral percentages that will be applicable to Periodic Incentive Compensation, Bonus Compensation, and/or Equity Compensation; one deferral percentage will apply to a Participant’s Periodic Incentive Compensation, Bonus Compensation, and/or Equity Compensation if his or her bonus is equal to or greater than a specified target amount, and the other deferral percentage (including 0%) will apply to a Participant’s Periodic Incentive Compensation, Bonus Compensation, and/or Equity Compensation if his or her bonus is less than that specified target amount. Any percentage of Base Compensation deferred by an Eligible Employee for a Plan Year will be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an employee of the Company. The percentage of Periodic Incentive Compensation and Bonus Compensation deferred by an Eligible Employee for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be made, provided he or she remains an employee of the Company at such time. The percentage of Equity Compensation deferred by an Eligible Employee for a Plan Year will be granted in the form of Restricted Stock Units with payment dates in accordance with the Eligible Employee’s election under the terms of the Plan and will be granted in lieu of shares of restricted Common Stock or other equity awards that would have otherwise been granted to the Eligible Employee; provided that the restrictions on such Restricted Stock Units shall lapse on such dates and under such circumstances as the restrictions would have lapsed absent the deferral.

(b)                                Notwithstanding subsection (a) above, the Plan Administrator in its discretion may implement rules and procedures from time to time that allow Participants: (1) to elect to defer Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and/or Equity Compensation in amounts other than whole percentages, such as in whole dollar amounts or whole shares of Company Common Stock, or (2) to specify a dollar maximum that would limit their percentage deferral elections of Base Compensation, Periodic Incentive Compensation, Bonus Compensation and/or Equity Compensation.

(c)                                 To be effective, an Eligible Employee’s Election Form must set forth the percentage of Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and Equity Compensation to be deferred in accordance with subsection (a) above (or amount in accordance with subsection (b)), the deferral period under Section 4.03, the form of payment under Section 4.04, the initial phantom investment option or options under Section 5.02 to which the deferred amount will be credited initially (other than for Equity Compensation which shall be deemed to be invested in shares of Common Stock), the Eligible Employee’s Beneficiary designation, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02 below.

4.02                       Time and Manner of Deferral Election.

(a)                                 Deferrals of Base Compensation. Subject to the next two sentences, an Eligible Employee must make a deferral election for a Plan Year with respect to Base Compensation by December 31st of the year prior to the beginning of the Plan Year in which the Base Compensation would otherwise be paid. An individual who newly becomes an Eligible Employee (and who was not previously an Eligible Employee during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)), will have 30 days from the date the individual becomes an Eligible Employee to make an election with respect to compensation earned for payroll cycles that begin after the election is received (if this 30-day period ends later than the deadline under the preceding sentence).

(b)                                Deferrals of Bonus Compensation and Equity Compensation. Bonus Compensation and Equity Compensation shall be subject to the deferral rules set forth in the following three paragraphs:

(1)                                 Regular Bonus Compensation and Equity Compensation. Subject to Paragraphs (2) and (3) below and the next sentence, an Eligible Employee must make a deferral election with respect to his or her Bonus Compensation and/or Equity Compensation no later than the close of the Plan Year preceding the Plan Year in which the services are performed for which the Bonus Compensation and/or Equity Compensation is paid.

(2)                                 Performance-Based Compensation. To the extent permitted by Reg. 1.409A-2(a)(8), if an Eligible Employee’s Bonus Compensation and/or Equity Compensation for a particular Plan Year will qualify as Performance-Based Compensation, the Eligible Employee may make a deferral election for such Bonus Compensation and/or Equity Compensation no later than six months prior to the end of the performance period to which such Bonus Compensation and/or Equity Compensation relates.

(3)                                 Newly Eligible Participants. An individual who newly becomes an Eligible Employee during a Plan Year (and who was not previously an Eligible Employee during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)), may make a deferral election with respect to his or her Bonus Compensation and/or Equity Compensation that is payable for services performed in such Plan Year following the date on which the election is received so long as the deferral election: (i) is made within 30 days of the date the individual becomes an Eligible Employee (or, with respect to Performance-Based Compensation, such longer period as is permitted by Section 409A), and (ii) is limited to the maximum portion of such Plan Year’s Bonus Compensation and/or Equity Compensation as may deferred under Section 409A.

(c)                                 Deferrals of Periodic Incentive Compensation. Periodic Incentive Compensation shall be subject to the deferral rules set forth in the following three paragraphs:

(1)                                 Regular Periodic Incentive Compensation. Subject to Paragraphs (2) and (3) below and the next sentence, an Eligible Employee must make a deferral election for a Plan Year with respect to Periodic Incentive Compensation by November 30th of the year prior to the beginning of the Plan Year in which the Periodic Incentive Compensation would otherwise be paid.

(2)                                 Performance-Based Compensation. To the extent permitted by Reg. 1.409A-2(a)(8), if an Eligible Employee’s Periodic Incentive Compensation

for a particular Plan Year will qualify as Performance-Based Compensation, the Eligible Employee may make a deferral election for such Periodic Incentive Compensation no later than six months prior to the end of the performance period to which such Periodic Incentive Compensation relates.

(3)                                 Newly Eligible Participants. An individual who newly becomes an Eligible Employee during a Plan Year (and who was not previously an Eligible Employee during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)), may make a deferral election with respect to his or her Periodic Incentive Compensation that is payable for services performed in such Plan Year following the date on which the election is received so long as the deferral election: (i) is made within 30 days of the date the individual becomes an Eligible Employee (or, with respect to Performance-Based Compensation, such longer period as is permitted by Section 409A), and (ii) is limited to the maximum portion of such Plan Year’s Periodic Incentive Compensation as may deferred under Section 409A.

(d)                                General Provisions. A separate deferral election must be made by an Eligible Employee for each category of compensation that is eligible for deferral. If an Eligible Employee fails to file a properly completed and executed Election Form with the Plan Administrator by the prescribed time, he or she will be deemed to have elected not to defer any Base Compensation, Periodic Incentive Compensation, Bonus Compensation or Equity Compensation, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted once an election has become irrevocable. Notwithstanding the preceding provisions of this Section, to the extent necessary because of circumstances beyond the control of the Eligible Employee and in the interests of orderly Plan administration (or to avoid undue hardship to an Eligible Employee), the Plan Administrator may grant an extension of any election period or may permit the complete revocation of an election, but such extension or revocation shall not permit an election or revocation to be made after the latest time permissible for initial elections under Section 409A.

(e)                                 Beneficiaries. To be considered complete, the first Election Form filed by a Participant shall designate the Beneficiary to receive payment, in the event of his or her death, of the amounts credited to his or her applicable Deferral Subaccounts. Any Beneficiary designation made on a subsequent Election Form or through a separate Beneficiary designation shall apply on an aggregate basis to all of a Participant’s Deferral Subaccounts. However, a Participant’s Beneficiary designation shall only be effective if it is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and if it meets such other standards as the Plan Administrator shall require from time to time. A Beneficiary is paid in accordance with the terms of a Participant’s Election Form, as interpreted by the Plan Administrator in accordance with the terms of this Plan.

4.03                       Initial Period of Deferral.

An Eligible Employee making a deferral election shall specify a deferral period on his or her Election Form by designating a specific payout date, a specific Permissible Event for payout, or both a specific payout date and a Permissible Event. Any Eligible Employee who specifies Retirement as his or her Permissible Event must also designate a payout date. If an Eligible Employee has designated both a specific payout date and a Permissible Event, the Eligible Employee’s deferral period shall terminate on the earlier of the specific payout date and the Permissible Event. Any Eligible Employee who designates a payout date shall be deemed to have elected a payout date that would occur not earlier than:

(a)                                 For Base Compensation, at least until January 1 of the third Plan Year following the Plan Year during which the Base Compensation would have been paid absent the deferral;

(b)                                For Periodic Incentive Compensation, at least until January 1 of the third Plan Year following the Plan Year during which the Periodic Incentive Compensation would have been paid absent the deferral;

(c)                                 For Bonus Compensation, at least 2 years after the date the Bonus Compensation would have been paid absent the deferral; and

(d)                                For Equity Compensation, at least 2 years after the date the equity awards would have no longer been subject to forfeiture absent the deferral.

In addition, notwithstanding an Eligible Employee’s actual election, if a Participant has elected a specific payout date that would be after his or her 80th birthday, the Participant shall be deemed to have elected his or her 80th birthday as his or her specific payout date.

4.04                       Initial Form of Payment.

An Eligible Employee making a deferral election may specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments for 5, 10, 15 or 20 years. If an Eligible Employee elects installment payments, the Eligible Employee shall also specify whether installments should be paid semi-annually or annually. However, installment payments shall only be made for a period beyond 5 years (regardless of the Eligible Employee’s election) if the Eligible Employee continues in employment with an Employer through his or her eligibility for Retirement (and in all other cases an election of installments for more than 5 years shall be deemed to be an election of installments for 5 years). If an Eligible Employee fails to make a form of payment election on the Election Form, his or her form of payment shall be a lump sum payment.

4.05                       Subsequent Revisions to Deferral Period or Form of Payment.

A Participant may make an election to revise the deferral period or form of payment (or both) that applies to a Deferral Subaccount in accordance with this section. An election made under this section must be made at least 12 months prior to the date of the first scheduled payment and the election shall not be effective for 12 months after it is made. This requirement shall be applied in accordance with Section 409A to bar, as necessary, an election under this section from being effective if it occurs too soon before the time a distribution would be made in connection with a Permissible Event designated by the Participant. In addition, if a Participant has specified a date as the end of his or her deferral period, an election under this section shall not be effective unless it is made at least 12 months prior to the date the first scheduled payment would be made in connection with such specified date. If an election is made under this section, the first payment pursuant to such election must be deferred at least 5 years from the date such payment would otherwise have been made. However, an election under this section may not provide for payments beyond a Participant’s 80th birthday, and if this requirement conflicts with the minimum 5 years of additional deferral required under the preceding sentence, then no election under this section shall be permitted. So long as a Participant qualifies under this section to change his or her period of deferral and/or form of payment, there is no limit on the number of elections that may be made under this section. Any form of payment elected under this section must be authorized and available to the Participant under the terms of Section 4.04. This section shall not apply to a Beneficiary. In the case of a Participant who is an officer within the meaning of Section 16 of the Exchange Act, an election under this section shall not be effective unless approved by the Plan Administrator.

ARTICLE V — INTERESTS OF PARTICIPANTS

5.01                       Accounting for Participants’ Interests.

(a)                                 Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and Equity Compensation made by the Participant under this Plan. However, the Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date when the compensation would have been paid to the Participant in the absence of its deferral. A Participant’s Account is a bookkeeping device to track the value of his or her deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b)                                Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant. Notwithstanding anything to the contrary in this Article V, Equity Compensation shall be deferred in the form of Restricted Stock Units which shall track the value of an equivalent number of shares of Common Stock.

5.02                       Phantom Investment Options.

The phantom investment options that are available under this Plan shall be those retail mutual funds that are offered to participants under the JCG 401(k) and Employee Stock Ownership Plan (as may be amended from time to time, the “JCG 401(k) Plan”). Participant Accounts invested in these phantom investment options are adjusted to reflect an investment in the corresponding investment options under the JCG 401(k) Plan. An amount deferred or transferred into one of these options is converted to phantom units in the applicable JCG 401(k) Plan fund of equivalent value by dividing such amount by the value of a unit in such fund on the date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date by multiplying the number of phantom units credited to his or her Account on such date by the value of a unit in the applicable fund on such date. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply). In the absence of a specific direction by the Plan Administrator, the discontinuance and replacement of phantom investment options under this Plan shall mirror what occurs in this regard under the JCG 401(k) Plan.

5.03                       Phantom Investment Option Directions and Reallocations.

(a)                                 In connection with an Eligible Employee’s first deferral Election Form submitted under the Plan, the Eligible Employee shall specify in one percent (1%) increments how his or her deferrals are to be invested in one or more of the phantom investment options offered under Section 5.02. Thereafter, the Eligible Employee — (i) may specify a different investment direction that shall apply to his or her future deferrals, and (ii) may reallocate the investment of his or her existing Account by specifying, in one percent (1%) increments, how such amounts are to be invested among the phantom investment options then offered under the Plan. The Plan Administrator may provide that such initial allocations or reallocations are to be made in a different increment specified by the Plan Administrator. A new investment direction for future deferrals shall be made on the Election Form that relates to such deferrals. A reallocation of a Participant’s existing Account shall be made using an investment change procedure that is provided by the Plan Administrator for this purpose. This procedure may include the use of written or electronic forms, as well as the use of a voice-response system, as determined by the Plan Administrator. A reallocation election is considered effective within five (5) business days after the date the investment reallocation is received by the Plan Administrator.

(b)                                Any investment reallocation of a Participant’s existing Account that is permitted by subsection (a) shall be effective as of the next Valuation Date that occurs at least date 30 days after the date the investment reallocation is received by the Plan Administrator. If more than one reallocation is received on a timely basis, the reallocation that the Plan Administrator determines to be the most recent shall be followed.

(c)                                 If the Plan Administrator possesses at any time investment directions as to the phantom investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be invested in a money market phantom investment option offered under the Plan (or if no money market investment option is offered, the investment option that most nearly resembles a money market investment option).

5.04                       Vesting of a Participant’s Account.

Other than in respect of Restricted Stock Units, which shall vest in accordance with the same schedule as a Participant’s Equity Compensation would have vested absent the deferral, a Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service. However, a Participant’s right to be paid by the Participant’s Employer remains subject to the claims of the general creditors of the Employer.

ARTICLE VI — DISTRIBUTIONS

6.01                       General.

A Participant’s Account shall be distributed as provided in this Article. In no event shall any portion of a Participant’s Account be distributed earlier than is allowed under Section 409A.

6.02                       Distribution Pursuant to Deferral Election.

(a)                                 Scheduled Payout Date. Subject to subsection (b), with respect to a specific deferral, such deferral shall be paid (in accordance with the provisions of Section 6.05) to the Participant as soon as practicable after the occurrence of the Participant’s “Scheduled Payout Date” (but in no event later than the later of December 31st of the year that includes the Scheduled Payout Date and 2.5 months following the Scheduled Payment Date). A Participant’s “Scheduled Payout Date” shall be the earlier of:

(1)                                 The first Distribution Date that follows the date selected by the Participant for such deferral in accordance with Sections 4.03 and 4.05, or

(2)                                 The first Distribution Date that follows the earliest to occur Permissible Event that has been selected and is in effect for such deferral in accordance with Sections 4.03 and 4.05.

(b)                                Special Rule for Separation from Service Events. If the Participant’s Scheduled Payout Date is the result of the Participant’s Separation from Service and such Participant is a Key Employee as of December 31st of the year prior to the year in which the Separation from Service occurs, then no distribution may be made before the date which is 6 months after the date of the Separation from Service (or, if earlier, the date of death of the Participant).

(c)                                 Special Rule for Section 16 Officers. This subsection shall apply if a distribution would occur in accordance with the preceding provisions of this section at a time when the Participant is an officer who is subject to the restrictions of Section 16 of the Exchange Act , and if the distribution will result in a disposition of phantom Company stock by the Participant. In this event, then to the extent permitted by Section 409A, the actual distribution to the Participant shall be delayed to the extent necessary, if any, in order to allow time for the Plan Administrator to approve the distribution in accordance with Rule 16b-3(e) of the Exchange Act.

6.03                       Distributions on Account of Death.

Upon a Participant’s death, his or her Beneficiary shall be paid each Deferral Subaccount still standing to the Participant’s credit under the Plan as soon as practicable after the first Distribution Date to occur after the Plan Administrator receives notification of the Participant’s death. Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall not lie against the Plan, the Company, any Employer, the Plan Administrator or any other party acting for one or more of them.

6.04                       Acceleration of Payments.

Pursuant to the rules and provisions of this Section 6.04, payment of one or more specific deferrals may be made earlier than specified in Section 6.02.

(a)                                 Disability Payments. If the Plan Administrator determines that a Participant is suffering from a Disability, the Participant’s Account shall be distributed in a lump sum as soon as practicable after the first Distribution Date following such determination.

(b)                                Change in Ownership Payments. Each Participant’s Account shall be distributed in a lump sum payment as soon as practicable following the occurrence of a Change in Ownership.

(c)                                 Unforeseeable Emergency. If a Participant believes an Unforeseeable Emergency has occurred, the Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to his or her Account. After a Participant has filed a written request pursuant to this subsection, along with all supporting material, the Plan Administrator shall determine within 60 days (or such other number of days if special circumstances warrant additional time) whether the Participant meets the criteria for an Unforeseeable Emergency. If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(d)                                Cashouts of Small Amounts. Subject to the remaining sentences of this subsection and subsections (b) and (c) of Section 6.02, if the total value of all of the Participant’s Deferral Subaccounts, as of any distribution date, is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Employer reserves the right to distribute all of the Participant’s Deferral Subaccounts to the Participant as a single lump sum as soon as practicable after the first Distribution Date that next follows the Participant’s Deferral Subaccounts falling below such threshold amount. To the extent required under Section 409A, a Deferral Subaccount shall not be distributed under this subsection before the end of the minimum period of additional deferral that is applicable to the Deferral Subaccount under Section 4.05. If the preceding sentence delays payout of a distribution, payout shall be made as soon as practicable after the minimum period of deferral. By no later than the date payment is made, the Employer must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this subsection 4.06. In addition, if (1) a Participant has a Separation from Service, and (2) the total value of all of the Participant’s Deferral Subaccounts, as of any distribution date, is less than $50,000, all of the Participant’s Deferral Subaccounts shall be distributed to the Participant as a single lump sum as soon as practicable after the Distribution Date that next follows the Participant’s Deferral Subaccounts falling below such threshold amount.

6.05                       Form of Payments.

Unless otherwise provided in this Article VI, payments made under Section 6.02 shall be made pursuant to the form of payment elected by the Participant under Section 4.04 or 4.05. Other than with respect to Restricted Stock Units which may be settled in shares of Common Stock or cash or a combination of both in the discretion of the Plan Administrator, payments under Sections 6.02, 6.03 and 6.04 shall be made in cash, unless the Plan Administrator makes an advance determination, in its discretion, to settle deferrals in units of the mutual funds in which the Participant was invested on a phantom basis at the time such distribution is processed. No in-kind distributions shall be made with respect to deferrals of Base Compensation, Periodic Incentive Compensation or Bonus Compensation that are invested in a phantom Company stock fund.

6.06                       Valuation.

In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Section 5.01 until the Valuation Date preceding the distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution, such installment distribution (determined without application of the last sentence of this section) shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Valuation Date preceding the payment date for such installment. The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Valuation Date by the remaining number of installments to be paid with respect to such Deferral Subaccount.

ARTICLE VII — PLAN ADMINISTRATION

7.01                       Plan Administrator.

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder. Any such delegation shall state the scope of responsibilities being delegated.

7.02                       Action.

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.03                       Powers of the Plan Administrator.

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a)                                 To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b)                                To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c)                                 To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)                                To authorize all disbursements by the Employer pursuant to this Plan;

(e)                                 To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)                                   To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)                                To authorize its delegates to delegate to other individuals or entities from time to time the performance of any of its delegates’ duties or responsibilities hereunder;

(h)                                 To establish or to change the phantom investment options or arrangements under Article V;

(i)                                     To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j)                                     Notwithstanding any other provision of this Plan, the Plan Administrator may take any action it deems appropriate in furtherance of any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include, but are not limited to, altering the effective date of allocations or distributions of Accounts or Deferral Subaccounts.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04                       Compensation, Indemnity and Liability.

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employer. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employer. No member of the Committee, and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful Misconduct. The Employer will indemnify and hold harmless each member of the Committee and any employee of the Company (or an affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful Misconduct.

7.05                       Taxes.

If the whole or any part of any Participant’s Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Employer may be required to pay or withhold, the Employer will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Employer will provide the Participant notice of such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

7.06                       Conformance with Section 409A.

At all times during each Plan Year, this Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth.

ARTICLE VIII — CLAIMS PROCEDURES

8.01                       Claims for Benefits.

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02                       Appeals of Denied Claims.

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator’s decision may be rendered not later than 120 days after receipt of a request for appeal.

8.03                       Special Claims Procedures for Disability Determinations.

If the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation section 2560.503-1 relating to Disability benefits, including sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

ARTICLE IX — AMENDMENT AND TERMINATION

9.01                       Amendments.

The applicable Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions, provided that such amendments do not cause the Plan to fail to comply with Section 409A. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee. All Participants and Beneficiaries shall be bound by such amendment.  Without limiting the generality of the foregoing, the Plan as amended and restated as set forth herein as of the Effective Time shall not adversely impact in any way any Account of any Participant under the Plan existing prior to the Effective Time, and the Merger shall constitute a Change in Ownership and a Change of Control with respect to any such then-existing Account.

9.02                       Termination of Plan.

The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Committee specified in Section 9.01 or through its Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State), provided that such termination is done in compliance with Section 409A. Termination of the Plan will be binding on all Participants and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

ARTICLE X — MISCELLANEOUS

10.01                Limitation on Participant’s Rights.

Participation in this Plan does not give any Participant the right to be retained in the Employer’s or Company’s employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of deferrals as provided herein.

10.02                Unfunded Obligation of Individual Employer.

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

10.03                Other Plans.

This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04                Receipt or Release.

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect (provided that, to the extent the Employer, the Company, or the Plan Administrator require a Participant to execute a release, the release requirement shall be structured in a manner that complies with Section 409A).

10.05                Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06                Status as a Foreign Private Issuer.

Exchange Act

10.07                Adoption of Plan by Related Employers.

The Plan Administrator may select as an Employer any division of the Company, as well as any corporation related to the Company by stock ownership, and permit or cause such division or corporation to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.08                Gender, Tense and Examples.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.09                Successors and Assigns; Nonalienation of Benefits.

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.10                Facility of Payment.

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.